Exhibit 10.2
EMULEX CORPORATION
2005 EQUITY INCENTIVE PLAN
AMENDMENT TO NON-QUALIFIED STOCK OPTION AGREEMENTS
          This Amendment (the “Amendment”) to any and all Nonqualified Stock Option Agreements (the “Agreements”) by and between Emulex Corporation, a Delaware corporation (the “Company”), and the person named below as Optionee, is hereby entered into effective January 16, 2009. All capitalized terms used herein not otherwise defined shall have the same meanings ascribed to them in the Agreements.
RECITALS
          WHEREAS, Optionee has been granted certain nonqualified options to purchase shares of the Company’s common stock (the “Options”) pursuant to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”), subject to the vesting and termination provisions set forth in the Agreements;
          WHEREAS, Section 4 of the Agreements sets forth the termination provisions of the Options and provides, inter alia, that (i) the Options terminate on the expiration of the earliest of (a) ten years after the Grant Date or, if earlier, the Termination Date set forth in the Grant Notice or (b) three months after the date Optionee’s employment with the Company and its subsidiaries terminates for any reason other than Disability, death or cause, and (ii) outstanding Options that are not exercisable at the time Optionee’s employment with the Company and its subsidiaries terminates for any reason other than Cause (including death or Disability) shall be forfeited and expire at the close of business on the date of such termination;
          WHEREAS, Section 5.1 of the Agreements sets forth the vesting provisions of the Options, which provide that the Options shall vest based on the schedule set forth in the Agreement;
          WHEREAS, on November 19, 2008, the Board of Directors of the Company (the “Board”) approved the Change in Control Retention Plan (the “Retention Plan”), effective November 20, 2008, and on January 15, 2009, the Compensation Committee of the Board approved amendments to certain Key Employee Retention Agreements (“KERAs”), effective January 16, 2009, and Optionee is either a participant in the Retention Plan or party to a KERA;
          WHEREAS, Section 5(a) of the Retention Plan and Section 5(a) of the KERAs, as amended, provides that upon a Termination Event during a Change in Control Period (each as defined in the Retention Plan), the right of a participant to exercise (i.e., vest in) stock options held as of the date of his or her termination of employment shall be fully accelerated as of such date so that the participant will have the right to exercise such stock options in full at any time during its remaining term;
          WHEREAS, Section 5(b) of the Retention Plan and Section 5(b) of the KERAs provides that in addition to the acceleration described in Section 5(a), following a Termination Event during a Change in Control Period, a participant will be permitted to exercise any stock option for a period of twelve (12) months following the date of his or her termination of employment, provided that such stock option has not by such time expired according to its terms;
          WHEREAS, pursuant to Section 3.3 of the 2005 Plan, the Administrator has the authority, inter alia, to amend outstanding awards granted under the 2005 Plan, including for the purpose of modifying the time or manner of vesting and/or the term of any such award; and
          WHEREAS, pursuant to Section 12.6 of the Agreements, the parties desire to amend the Agreements so that Optionee may benefit from the protections afforded in Sections 5(a) and 5(b) of the Retention Plan or Sections 5(a) and 5(b) of the KERA, as applicable, in the case that Optionee experiences a Termination Event during the Change in Control Period.
AGREEMENTS
          NOW, THEREFORE, in consideration of the foregoing recitals and the covenants set forth herein, the parties hereto hereby agree as follows:
          1. Amendment of Option Agreement. A new Section 15 shall be added to each Agreement as follows:
          Term and Vesting of Stock Option under Change in Control Retention Plan.
          Notwithstanding the foregoing provisions of Section 4 and Section 5 hereof, this Section 15 shall apply in the event that Optionee experiences a Termination Event during a Change in Control Period, as each of those terms is defined in the Company’s Change in Control Retention Plan (the “Retention Plan”) or Optionee’s Key Employee Retention Agreement (“KERA”), as applicable.
          In the event Optionee’s employment is terminated by the Company (or its successor) without Cause (as such term is defined in the Retention Plan or the KERA, as applicable), either (i) prior to a Change in Control (as defined in the Retention Plan or the KERA, as applicable), at a time at which the Compensation Committee determines that there is a reasonable likelihood that the Company will undergo a Change in Control within the next 12 months, or (ii) within 24 months after a Change in Control, then the following provisions will apply:
     (a) Acceleration of Vesting.
     (A) In the case of clause (i) above, any unvested portion of the Option shall not be forfeited at the time Optionee’s employment is terminated, but rather, shall be retained by Optionee and shall remain unvested, with no further vesting, for a period of up to 12 months after Optionee’s employment is terminated. If a Change in Control occurs during such 12-month period, the unvested portion of the Option immediately shall become 100% vested as provided in Section 5(a) of the Retention Plan or Section 5(a) of the KERA, as applicable. If no Change in Control occurs during such 12-month period, then the unvested portion of the Option shall be forfeited.

     (B) In the case of clause (ii) above, any unvested portion of the Option shall not be forfeited at the time Optionee’s employment terminated, but rather, immediately shall become 100% vested as provided in Section 5(a) of the Retention Plan or Section 5(a) of the KERA, as applicable.
               (b) Extension of Exercise Period. In the event that the unvested portion of the Option is accelerated pursuant to either Section 15(a)(A) or 15(a)(B), then, the Option shall remain outstanding and exercisable for a period of 12 months from the date of Optionee’s termination of employment, or, until 10 years from the Grant Date, whichever is sooner.
          2. Ratification and Affirmance. Subject to the foregoing, the parties hereto hereby ratify and affirm the Agreements in each and every respect, including, without limitation, ratification and affirmance of Section 9 of the Agreements without change.
          IN WITNESS WHEREOF, the Company and Optionee have duly executed this Amendment, to be effective as of January 16, 2009.

EMULEX CORPORATION

By:

Name:

Title:

OPTIONEE

Name:

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